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                                                                   Exhibit 10.34


                                LOAN AGREEMENT

      This Loan Agreement ("Agreement") is entered into as of April 3, 1998, between The Delicious Frookie Company, a Delaware corporation ("Borrower"), and American Pacific Financial Corporation, a California corporation ("Lender"). With reference to the following:

      WHEREAS, Borrower desires to borrow from Lender the sum of Four Million Six Hundred Thousand Dollars ($4,600,000) (the "Loan") for the purpose of acquiring all of the business and assets of Salerno Foods, L.L.C., a Delaware limited liability company ("Salerno").

      WHEREAS, the terms of Borrower's acquisition of the assets of Salerno provide for a purchase price of $5,000,000, comprised of $3,000,000 in cash, $1,500,000 in the form of a promissory note (the "Purchase Note") of Borrower plus the assumption of certain liabilities, at the close of such acquisition (the "Closing").

      WHEREAS, as a condition to the Closing, Salerno has required Lender to unconditionally guarantee or become the primary obligor under the Purchase Note of Borrower.

      WHEREAS, Lender is willing to become the primary obligor under the Purchase Note, provided, Borrower agrees to reimburse Lender on the terms contained herein.

      WHEREAS, Lender is willing to lend Borrower money on the terms stated in this Agreement.

      Now, therefore, Borrower and Lender agree as follows:

      1.    THE LOAN

            a. Agreement to Lend. On Borrower's request for the funding (the "Funding"), Lender will lend to Borrower the sum of Four Million Six Hundred Thousand Dollars ($4,600,000) consisting of the net proceeds to Lender of a loan from a third party to Lender in the principal amount of $3,000,000 to be funded substantially concurrently with the Closing, delivered in cash or clear funds, $1,500,000 in the form of assuming primary liability under the Purchase Note (the "Assumption Amount"), evidenced by the Assignment and Assumption Agreement of even date herewith, attached as Exhibit A and incorporated herein by this reference and a further $100,000 as described in subparagraph d below. The Loan shall be evidenced by a promissory note ("Note") attached as Exhibit B, and incorporated herein by this reference. The Note shall be executed by Borrower at the Funding, dated concurrently therewith. Concurrently with the Funding, Lender and Borrower shall execute the Assignment and Assumption Agreement.
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            b. Interest. The term "Applicable Interest Rate" as used in this
Loan Agreement with respect to the Note shall mean an interest rate equal to twelve percent (12%) per annum computed on the basis of a 360-day year and actual days elapsed, payable monthly in advance.

            Upon the occurrence of an Event of Default under the terms of this Agreement, the Note or the Security Agreement, Lender shall be entitled to receive and Borrower shall pay interest on the entire unpaid principal sum at a rate (the "Default Rate") equal to (i) the greater of (a) the Applicable Interest Rate plus three percent (3%) or (b) the Prime Rate (as hereinafter defined) plus six percent (6%) or (ii) the maximum interest rate that Borrower may by law pay, whichever is lower. The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of the date upon which the Event of Default is cured or the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured by the Security Agreement. This clause, however, shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.

            The "Prime Rate" shall mean the annual rate of interest publicly announced by The Wall Street Journal in its Western Edition, as such rate may exist from time to time. If more than one Prime Rate is published in The Wall Street Journal for a day, the average of the Prime Rates shall be used, and such average shall be rounded up to the nearest one-quarter of one percent (.25%). If The Wall Street Journal ceases to publish the "Prime Rate" the Lender shall select an equivalent publication that publishes such "Prime Rate", and if such prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index.

            The interest provisions in this Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrower is permitted by applicable law to contract or agree to pay. If by the terms of this Note, Borrower is at any time required or obligated to pay interest on the principal balance at a rate in excess of such maximum rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of the interest due. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Debt, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Promissory Note until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate of interest from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

            c. Maturity. All principal and interest then unpaid under the Loan is due and payable on the earlier of: (i) 120 days from date first written above, or (ii) consummation of an initial public offering of shares of the Borrower's common stock, $.01 par value per share, or other

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recapitalization (whether through one transaction or a series of transactions)
of the Borrower (whether through a private placement or otherwise) from which the Borrower receives (whether from such one transaction or on a cumulative basis from such series of transactions) gross proceeds of at least $7,000,000, or (iii) a sale or other transfer of all or substantially all of the assets or equity interests in the Borrower.

            d. Loan Fee. Borrower will pay to Lender a Loan Fee in the amount of One Hundred Thousand Dollars ($100,000). Such Loan Fee shall be paid concurrently with the Funding by deduction of such amount from the Loan proceeds delivered to Borrower by Lender upon Funding. Such fee shall be fully earned and non-refundable upon Funding.

            e. Prepayment. Provided no Event of Default exists, the principal balance of the Note may be prepaid, in whole but not in part, upon: (i) not less than 15 days and not more than 30 days prior written notice (the "Prepayment Notice") to Lender specifying the scheduled payment date on which prepayment is to be made (the "Prepayment Date"); (ii) payment of all accrued and unpaid interest on the outstanding principal balance of the Note to and including the Prepayment Date together with a payment of all interest which would have accrued on the principal balance of the Note to and including the first day of the calendar month immediately following the Prepayment Date, if such prepayment occurs on a date which is not the first day of a calendar month (the "Shortfall Interest Payment"); (iii) payment of all other sums then due under the Note, and the Security Agreement and (iv) payment of a prepayment consideration (the "Prepayment Consideration") in an amount equal to one percent (1%) of the principal amount of the Note being prepaid. If a Prepayment Notice is given by Borrower to Lender, the principal balance of the Note and the other sums required by the Note, Security Agreement or Loan Agreement shall be due and payable on the Prepayment Date.

            Lender shall not be obligated to accept any prepayment of the principal balance of the Note unless it is accompanied by all sums due in connection therewith. Notwithstanding anything contained herein to the contrary, provided no Event of Default exists, no Prepayment Consideration shall be due in connection with a complete or partial prepayment resulting from the application of Proceeds as set forth in the Security Agreement and partial prepayments may be made from such Proceeds.

            If a Default Prepayment occurs, Borrower shall pay to Lender the entire Debt, including, without limitation, the Prepayment Consideration. The term "Default Prepayment" shall mean a prepayment of the principal amount of the Note made during the continuance of any Event of Default or after an acceleration of the Maturity Date under any circumstances, including, without limitation, a prepayment occurring in connection with reinstatement of the Security Agreement provided by statute or exercise of a power of sale, any statutory right to redeem the Collateral or otherwise.


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      2.    SECURITY AGREEMENT

      The Loan shall be secured by a security agreement in the form attached as Exhibit C executed by Borrower as debtor to Lender as secured party, granting Lender a security interest in all equipment, accounts receivable, inventory, real property, personal property, all assets acquired in its acquisition of the business and assets of Salerno, proceeds of the foregoing, and all other assets of Borrower, whether tangible or intangible, whether now owned or hereafter acquired, and as set forth in the Security Agreement.

      3.    CONDITIONS PRECEDENT

      Lender's obligation to make the Loan is subject to the condition that, on or before the Funding (the "Closing Date"), there shall have been delivered to Lender in form and substance satisfactory to Lender and its counsel:

            a. Corporate Resolutions. A copy of a resolution or resolutions passed by the Borrower's board of directors and certified by the Borrower's secretary or assistant secretary as being in full force and effect on the Closing Date, authorizing the borrowing provided for in this Agreement, and the execution, delivery and performance of this Agreement, the Note, Security Agreement and any other instrument or agreement required under this Agreement, as set forth in Exhibit D attached.

            b. Lack of Material Changes. Evidence satisfactory to Lender that since the date of Borrower's last audited financial statement, there has been no material adverse change in Borrower's financial condition or results of operations.

            c. Executed Loan Documents. Fully executed copies of the Note, Security Agreement and Forms UCC-1 financing statements with respect to the Collateral.

            d. Certificate of Incumbency. A certificate, signed by the secretary or an assistant secretary of Borrower and dated the Closing Date, certifying the incumbency of the person or persons authorized to execute and deliver on behalf of Borrower this agreement and any note or other instrument or agreement required under this Agreement, as set forth in Exhibit E attached.

            e. Officer's Certificate. An officer's certificate that the representations and warranties contained in Section 4 hereof are true and accurate, as set forth in Exhibit F.

            f. Articles of Incorporation. A copy of Borrower's Articles of Incorporation certified by the Secretary of Borrower.

            g. Bylaws. A copy of the Borrower's Bylaws certified by the Secretary of Borrower.


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            h. Certificate of Good Standing. A Certificate of good standing for
Borrower dated within fifteen (15) days of Funding from the State of Delaware.

            i. Certificates of Authority. Certificates of authority from every jurisdiction in which the lawful conduct of Borrower's business, either before or anticipated after Closing requires such authority.

            j. Opinion of Counsel. Lender shall have received an opinion of Borrower's counsel in the form and substance of Exhibit G attached hereto and incorporated herein by this reference.

      4.    REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants to Lender that the following statements are true, correct and complete as of the Closing Date:

            a. Organization and Standing. Borrower is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation with its chief executive office located at 2720 River Road, Suite 126, Des Plaines, Illinois 60018. It has the requisite power and authority to own its property and to carry on its business as it is now being conducted. Borrower has made all filings and is in good standing in the jurisdiction of its incorporation and in each other jurisdiction in which the nature of the business it transacts or the character of property it owns makes such filings necessary, except where the failure to maintain good standing will not cause any adverse material change in Borrower's business, operations, assets, properties or conditions whether financial or otherwise (a "Borrower Material Adverse Effect");

            b. Affiliates. Borrower does not own or control, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, association, partnership, business, trust or other entity, except the business of Salerno, which will be so controlled following the Closing Date;

            c. Authority. Borrower has the requisite power and authority to borrow the sums provided for in this agreement, to execute and deliver this Agreement and any note or other instrument or Agreement required under this Agreement, and to perform and observe the terms and provisions of this Agreement and of all such other notes, instruments and agreements;

            d. Approval. All corporate action by Borrower, its directors or stockholders, necessary for the authorization, execution, delivery and performance of this Agreement and any note or other instrument or agreement required under this Agreement, has been duly taken and no governmental approval is required.

            e. Officers. The officers of Borrower executing this Agreement and any note or other instrument or agreement required under this Agreement are duly and properly elected to or appointed to office and fully authorized to execute them;


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            f. Binding Effect. This Agreement has been duly executed and delivered by Borrower, and constitutes the legal, valid and binding obligation of Borrower, enforceable against it in accordance with its terms and the Note, Security Agreement and any other instrument or agreement required under this Agreement, when executed and delivered by Borrower, will similarly constitute the legal, valid and binding obligation of Borrower, enforceable against it in accordance with their respective terms;

            g. Contravention. There is no charter, bylaw or capital stock provision of Borrower, and no provision of any indenture or agreement, written or oral, to which Borrower is a party or under which Borrower is obligated, nor is there any statute, rule or regulation, or any judgment, decree or order of any court or agency binding on Borrower which would be contravened by the execution and delivery of this Agreement, or the Note, Security Agreement or other instrument or agreement required under this Agreement, or by the performance of any provision, condition, covenant or other term of this Agreement, the Note, Security Agreement or any other instrument or agreement;

            h. Title to Property. All property owned by Borrower and all property covered by the Security Agreement is owned by Borrower free and clear of all liens, encumbrances and rights of others, except encumbrances existing as of the Closing Date, the preexisting security interest of U.S. Bancorp Republic Commercial Finance, Inc. f.k.a. Republic Acceptance Corporation and the security interest of Salerno Foods, L.L.C., to be granted at Closing and permitted encumbrances as set forth in Section 6(e) below;

            i. Disputes. Except as set forth on Schedule 4(i), no litigation, tax claim, proceeding or dispute is pending, or, to Borrower's knowledge, threatened against or affecting Borrower or its property which could have a Borrower Material Adverse Effect;

            j. Default. No event has occurred and is continuing or would result from the making of the Loan that constitutes an Event of Default as defined in this Agreement, the Note or the Security Agreement or which, on the lapse of time or notice or both, would become such an Event of Default;

            k. Financial Information. All financial information and other data furnished by Borrower to Lender are complete and correct. Borrower's financial statements dated December 31, 1996 and 1997, respectively, have been prepared in accordance with generally accepted accounting principles and practices consistently applied, and fairly represent the financial condition and results of operations of Borrower as of such dates. Since December 31, 1997, there has been no material adverse change in Borrower's financial condition or results of operations. Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which (in the aggregate) are material, except as: (i) disclosed in such statements, information and data or (ii) incurred in the ordinary course of business;


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            l. Security Interest. Except for the due filing of any financing statement regarding the Collateral and except for the delivery to Lender of any of the Collateral for which a security interest may be perfected only by possession, no further action is necessary to establish and perfect Lender's security interest in the Collateral described in this Agreement, the Security Agreement or the Note; and

            m. Pension Liabilities. Borrower has not incurred any material accumulated funding deficiency within the meaning of ERISA and has not incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or any successor thereto established under ERISA, in connection with any Plan or other class of benefit that the PBGC has elected to insure. As used in this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Plan" means any employee benefit plan subject to the provisions of ERISA.

      5.    AFFIRMATIVE COVENANTS

      Borrower agrees until the full and final payment of the Loan and all other obligations outstanding under this Agreement, it will, unless Lender waives compliance in writing:

            a. Use of Loan Proceeds. Use the proceeds of the Loan in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) only to fund the acquisition of all the business and assets of Salerno.

            b. Information to Lender. Promptly give written notice to Lender of:

                  (1) all litigation affecting Borrower when the amount claimed is One Hundred Thousand Dollars ($100,000) or more;

                  (2) any dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority which could have a Borrower Material Adverse Effect;

                  (3) any labor controversy resulting in or threatening a strike against Borrower;

                  (4) any proposal by any public authority to acquire Borrower's assets or business or to engage in activities competitive with Borrower;

                  (5) any Event of Default or any event that, with the lapse of time or notice or both, would become an Event of Default; and

                  (6) any other matter that has resulted or might result in a Borrower Material Adverse Effect;

            c. Reports to Lender. Deliver to Lender, in form and detail reasonably satisfactory to Lender, and in the number of copies Lender may reasonably request:


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                  (1) as soon as available but no later than fifty (50) days after the end of each of the first three quarters of each fiscal year of Borrower, its balance sheet as of the end of such quarter, and its income statement, reconciliation of capital accounts and statement of sources and uses of funds for such quarter, and for the portion of the fiscal year ending with such quarter, all certified by a responsible officer of Borrower as fairly representing Borrower's financial condition and results of operations at the times and for the periods therein stated;

                  (2) as soon as available but no later than one hundred twenty
(120) days after the close of each fiscal year of Borrower, a complete copy of its financial statements, which shall include at least its balance sheet as of the end of that year, and its income statement, reconciliation of capital accounts and statement of sources and uses of funds for the year, certified by an independent public accountant selected by Borrower and satisfactory to Lender in its reasonable discretion. The certificate shall not be qualified or limited because of restricted or limited examination by the accountant of any material portion of Borrower's records, and shall include or be accompanied by a statement that during the examination the accountant observed no Event of Default or circumstance which, with the lapse of time or notice or both, would constitute an Event of Default, or if an Event of Default or circumstance exists, a statement specifying the nature and status thereof; and

                  (3) any or all other statement or statements, lists of property and accounts, budgets, forecasts or reports regarding Borrower as Lender may reasonably request.

            d. Additional Acts. Perform such acts as may be necessary or advisable to perfect any lien or security interest provided for in this Agreement, the Note or Security Agreement or otherwise to carry out the intent of such documents;

            e.  Operation of Business.

                  (1) Maintain and preserve its corporate existence and all rights, privileges, licenses, trade names, franchises and other rights necessary for the conduct of its business; conduct its business in an orderly manner, without voluntary interruption; maintain its properties in good working order and condition, ordinary wear and tear excepted; from time to time make all needed repairs to, and renewals or replacements of, its properties so that the efficiency of those properties shall be fully maintained and preserved, and maintain its chief executive office in the State of Illinois where it is now maintained.

                  (2) Pay and discharge, before they become delinquent and before penalties accrue on them, all taxes, assessments and governmental charges on or against Borrower or any of its properties, and all Borrower's other liabilities at any time existing, except to the extent and as long as:


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                        (i) The same are being contested in good faith and by
appropriate proceedings so as not to cause any materially adverse effect on Borrower's financial condition or the loss of any right of redemption from any sale thereunder; and

                        (ii) Borrower shall have set aside on its books reserves (segregated to the extent required by generally accepted accounting principles) adequate with respect thereto.

                  (3) Maintain fire (including use and occupancy), public liability, property damage and workers' compensation insurance, which must be reasonably satisfactory to Lender as to amount, nature and carrier.

                  (4) Maintain adequate books, accounts and records and prepare all financial statements required under this Agreement according to generally accepted accounting principles and practices consistently applied; and permit employees or agents of Lender at any reasonable time to inspect Borrower's properties, and, if an Event of Default has occurred and is continuing, to examine or audit Borrower's books, accounts and records and make copies and memoranda of them;

            f. Sales of Capital Assets. Apply the proceeds of sales of its fixed or capital assets at Lender's option to:

                  (1) the principal of the Loan;

                  (2) replacement of the assets sold;

                  (3) a reserve for future purchase of fixed or capital assets;
                      or

                  (4) working capital reserves.

      6.    NEGATIVE COVENANTS

      Borrower covenants and agrees until full and final payment the Loan and all other obligations outstanding under this Agreement it will not, without the prior written consent of Lender:

            a. Dividends. Declare or pay any dividends on any of its shares except dividends payable in Borrower's capital stock or dividends payable only on series of preferred stock that Borrower may issue in connection with the exchange of Borrower's outstanding debentures;

            b. Redemption. Purchase, redeem or otherwise acquire for value, any of its shares, or create any sinking fund in relation to any of its shares;

            c. Liquidation. Liquidate or dissolve, or begin any proceeding therefor; or enter into any consolidation, merger, pool, joint venture, syndicate or other combination where Borrower is not


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the surviving entity; or sell, lease or dispose of its business or assets as a whole or such part as in the opinion of Lender constitutes a substantial portion of its business or assets;

            d. Liabilities. Become liable as a surety, guarantor, accommodation endorser or otherwise, for or on the obligation of any other person, firm or corporation; create, incur, assume or permit to exist any liabilities resulting from borrowings, loans, advances or the granting of credit, whether secured or unsecured, except for: (1) the Loan provided for in this Agreement; (2) indebtedness already in existence on the date of this Agreement; (3) the endorsement of negotiable instruments received in the normal course of Borrower's business; or the sale or transfer, either with or without recourse, of any accounts or notes receivable or any monies due or to become due; (4) trade debt incurred in the ordinary course of business whether or not for money borrowed; (5) intercompany liabilities; (6) the Purchase Note and related security agreements; (7) debt incurred pursuant to the First Amendment to the Financing Agreement with U.S. Bancorp Republic Commercial Finance, Inc. f.k.a. Republic Acceptance Corporation; and (8) any other debt incurred in the ordinary course of business.

            e. Borrowing. Create, incur, assume or permit to exist any mortgage, deed of trust, encumbrance or other lien (including a lien of attachment, judgment or execution), or security interest (including the interest of a conditional seller of goods), securing a charge or obligation, of or on any of its property, real or personal, whether now owned or hereafter acquired, except:

                  (1) any lien or charge for a tax, assessment or other governmental charge that is not delinquent or remains payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings on stay of execution of the enforcement of the lien or charge;

                  (2) deposits or pledges to secure (a) statutory obligations,
(b) surety or appeal bonds, (c) bonds for release of attachment, stay of execution or injunction, or (d) performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for like purposes in the ordinary course of Borrower's business;

                  (3) mechanic's, workers', materialmen's, landlords', carriers' or other like liens arising in the ordinary and normal course of business for obligations that are not due or that are being contested in good faith;

                  (4) minor encumbrances that do not, in the aggregate, materially detract from the value of Borrower's property or assets or materially impair their use in the operation of the business of Borrower;

                  (5) purchase-money security interests in personal property acquired after the date of this Agreement when the obligation secured does not exceed 50 percent of the cost of the property purchased and the security interest does not extend beyond the property purchased;


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                  (6)  liens in favor of Lender, U.S. Bancorp Republic
Commercial Finance, Inc. f.k.a. Republic Acceptance Corporation or Salerno; and

                  (7) liens in existence as of the Closing Date.

            f. Disposition. Dispose of any of its assets individually in an amount in excess of $100,000 except in the ordinary course of its business and for full, fair and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets, or dispose of its assets as a whole or such part of its assets as, in the opinion of Lender, constitutes a substantial portion of its assets; and

      7.    EVENTS OF DEFAULT

      The occurrence of any of the following events shall constitute an Event of Default under this Agreement:

            a. Failure to Pay. Borrower shall fail to pay, within five (5) days after the date when due, any installment of interest or principal in accordance with the terms of this Agreement or of the Note evidencing the Loan;

            b. Misrepresentation. Any representation or warranty by Borrower in this Agreement or in any agreement, instrument or certificate executed under this Agreement or in connection with any transaction contemplated by this Agreement shall be false or misleading in any material respect when made;

            c. Judgment. Any money judgment, writ or warrant of attachment, or similar process shall be entered or filed against Borrower or any of its properties or other assets against Borrower, which exceeds individually or together with ann other such judgments entered against Borrower, $500,000 in amount and such judgment shall continue for a period of thirty (30) days without being stayed or dismissed through appropriate appellate proceedings;

            d. Insolvency. Borrower (1) admits in writing its inability to pay its debts when due; or (2) makes an assignment for the benefit of creditors; or
(3) applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for Borrower or for any substantial part of its property; or (4) institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against Borrower; or (5) approves or adopts any resolution or otherwise authorizes action to approve any of the foregoing;


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            e. Receiver. Without Borrower's application or consent, (1) a receiver, trustee, custodian or similar officer is appointed for Borrower or for any substantial part of its property, or (2) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction is instituted (by petition, application or otherwise) against Borrower and the appointment or proceedings remain unstayed or undismissed for a period of 60 days;

            f. Existing Loan Default. Any default shall occur under any other agreement pertaining to the borrowing of money or the advance of credit to which Borrower may be a party as borrower or under any note executed by Borrower as maker of the note, if that default gives to the holder of the obligation concerned the right to accelerate the indebtedness and such default could have a Borrower Material Adverse Effect;

            g. Default Under Security Agreement. Borrower shall fail to observe or perform any provision of the Security Agreement or Note or any other agreement executed by Borrower in connection with this Agreement; and

            h. ERISA. If (1) any Plan subject to Title IV of ERISA and maintained for the employees of Borrower shall be terminated under Subtitle C of Title IV of ERISA, or (2) a trustee shall be appointed by the appropriate United States District Court to administer any Plan, or (3) the Pension Benefit Guaranty Corporation (PBGC) shall institute proceedings to terminate any Plan, or (4) any Plan fails to satisfy the minimum funding standard for the Plan for a Plan year as established in Section 412 of the Internal Revenue Code, as amended.

      8.    REMEDIES

      On the occurrence and during the continuance of an Event of Default under this Agreement, without further act, the unpaid principal amount of the Note which is outstanding under the Loan, together with all accrued interest thereon and any fees and other amounts owing under this Agreement, shall automatically accelerate and become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in the Note or other instrument or agreement to the contrary notwithstanding.

      9.    NOTICES

      All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person or by facsimile transmission with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day, as defined below, after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three
(3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


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
If to Borrower:         The Delicious Frookie Company, Inc.
                        2720 River Road, Suite 126
                        Des Plaines, Illinois  60018
                        Attention: Michael Kirby
                        Facsimile No. (847) 699-5940

With a copy to:         Olshan Grundman Frome & Rosenzweig LLP
                        505 Park Avenue
                        New York, NY 10022-1170
                        Attention: Jeffrey S. Spindler
                        Facsimile No. (212) 755-1467

If to Lender:           American Pacific Financial Corporation
                        225 W. Hospitality Lane, Suite 201
                        San Bernardino, California  92408
                        Attention: Larry R. Polhill
                        Facsimile No. (909) 387-0810

With a copy to:         Fisher Thurber LLP
                        4225 Executive Square, Suite 1600
                        La Jolla, California  92037
                        Attention: David A. Fisher
                        Facsimile No. (619) 535-1616

or addressed as such party may from time to time designate by written notice to the other parties. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. "Business Day" shall mean a day upon which commercial banks are not authorized or required by law to close in Los Angeles, California.

      10.   SUCCESSORS AND ASSIGNS

      The provisions of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, provided that Borrower shall not assign this Agreement or any of the rights, duties or obligations of Borrower under this Agreement without Lender's prior written consent.

      11.   DELAY AND WAIVERS

      No delay or omission to exercise any right, power or remedy accruing to Lender on any breach or default of Borrower under this Agreement shall impair any right, power or remedy of Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence in breach or default, or waiver of or acquiescence in any similar breach or default occurring later; nor shall any waiver of any single breach or default be considered a waiver of any other prior or


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
subsequent breach or default. Any waiver, permit, consent or approval of any kind by Lender of any breach or default under this Agreement, or any waiver by Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in that writing. All remedies, either under this Agreement or by law or otherwise afforded to Lender, shall be cumulative and not alternative.

      12.   EXPENSES

      Borrower shall pay, immediately upon demand therefore, all out-of-pocket expenses of Lender, including without limitation reasonable attorney fees, the fees and costs of any audit by Lender, and those fees and costs incurred by Lender's employees and agents, in connection with (1) the preparation, administration and enforcement of this Agreement or the Note in equity or at law, whether or not suit is filed, or (2) any workout, refinancing, restructuring or reorganization (including a bankruptcy reorganization) of Borrower. Borrower agrees to indemnify Lender from and hold it harmless against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of this Agreement, the Note, the Loan and any security therefor. The obligations of Borrower under this Section shall survive payment of the Note, or the Lender's assignment of any rights under this Agreement.

      13.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

      14.   FORM: VENUE, JURISDICTION AND PROCESS

      The parties agree that any suit, action or proceeding arising out of or relating to this Agreement, or the interpretation, performance or breach of this Agreement, shall be instituted in the United States District Court for the Southern District of California or any court of the State of California located in San Diego County, and each party irrevocably submits to the jurisdiction of those courts and waives all objections to jurisdiction or venue that it may have under the laws of the State of California or otherwise in those courts in any suit, action or proceeding. Each party agrees to accept service of process in any action, suit or proceeding in the manner provided for in Section 9 of this Agreement.

      15.   CHOICE OF LAW

      This Agreement shall be governed by, and construed in accordance with the laws of the state of California. In any action brought under or arising out of this Agreement, Borrower hereby consents to the jurisdiction of any federal or state court within California and to any lawful service of process in California. Borrower hereby agrees that no other federal or state court may entertain any suit, action or proceeding relating to or arising out of this Agreement.


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
      IN WITNESS WHEREOF, the parties to this agreement have executed this Agreement by their duly authorized officers as of the day and year first above written.

                              BORROWER:

                              The Delicious Frookie Company, Inc.
                              a Delaware corporation

                                  /s/
                              By:----------------------------------
                                    Michael Kirby, President

                              LENDER:

                              American Pacific Financial Corporation
                              a California corporation

                                  /s/
                              By:----------------------------------
                                    Larry R. Polhill, President

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